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John Hancock Financial Services                                John Hancock logo

U.S. Wealth Management

601 Congress Street
Boston, MA 02210-2805
(617) 663-3000
Fax: (617) 663-2197


April 24, 2007


John Hancock Investment Trust
601 Congress Street
Boston, MA 02210


RE:  John Hancock Investment Trust (the "Trust") on behalf of
       John Hancock Balanced Fund
       John Hancock Large Cap Equity Fund
       John Hancock Small Cap Intrinsic Value Fund, and
       John Hancock Sovereign Investors Fund (the "Funds")
     File Nos. 2-10156; 811-0560 (0000022370)


Ladies and Gentlemen:

In connection with the filing of Post Effective Amendment No. 103 under the Securities Act of 1933, as amended, and Amendment No. 55 under the Investment Company Act of 1940, as amended, for John Hancock Investment Trust it is the opinion of the undersigned that the Trust's shares when sold will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Fund is an entity of the type generally known as a "Massachusetts business trust." The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts. Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies the shareholders of a Fund, with this indemnification to be paid solely out of the assets of that Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of a Fund are insufficient to meet the obligations asserted against that Fund's assets.


                                                  Sincerely,


                                                  /s/Alfred P. Ouellette
                                                  ----------------------
                                                  Alfred P. Ouellette
                                                  AVP, Senior Counsel
                                                  Assistant Secretary


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